Exhibit 99.1

Southwest Community Bancorp Reports 39% Increase in Earnings

    CARLSBAD, Calif.--(BUSINESS WIRE)--April 19, 2005--Southwest Community Bancorp (OTCBB:SWCB) reported a 39% increase in earnings for the quarter ended March 31, 2005 to $1,525,000 or $0.35 per fully diluted common share, compared with net earnings of $1,096,000, or $0.30 per fully diluted common share for the first quarter of 2004. The 2005 earnings represent an annualized return on average equity of 15.3% and an annualized return on average assets of 1.2% compared with 22.3% and 1.4% respectively for the 2004 first quarter. The smaller percentage increase in per share earnings and the decrease in return on average equity is primarily due to the $14.5 million of capital that was added during the third quarter of 2004.
    On March 23, 2005, the Board of Directors declared a five percent stock dividend on the Company's common shares payable on May 18, 2005 to shareholders of record as of April 25, 2005. Per share amounts have been adjusted retroactively for the stock dividend.
    Consolidated total assets as of March 31, 2005 totaled $605 million compared to $363 million at March 31, 2004 and $533 million at December 31, 2004. Total deposits increased by 67% to $552 million at March 31, 2005 compared to $330 million at March 31, 2004 and $483 million at December 31, 2004. Total loans rose during the quarter to $287 million representing a 36% increase from $212 million one year ago and $284 million at year end 2004.
    Company CEO, Frank J. Mercardante said, "We continue to benefit from a growing earning asset base and the resulting increase in net interest income. In addition, our data servicing subsidiary, FDSI grew its client base to 80 during the first quarter and gross revenues increased by 20% compared to the year ago quarter. FDSI now services financial institutions with combined aggregate assets in excess of $30 billion."
    Net interest income before provision for potential loan losses for the current quarter increased by 55% to $5.8 million compared with $3.8 million in the first quarter of 2004. The provision for loan losses increased 5.0% for the quarter ended March 31, 2005 to $315 thousand from $300 thousand in the 2004 quarter.
    Noninterest income increased by 4.3% to $2.7 million in the 2005 quarter from $2.6 million in the 2004 quarter, largely due to increases in data processing income and other fees and service charges on deposit accounts. Noninterest expense increased 34% in the 2005 quarter to $5.7 million from $4.3 million in the 2004 quarter with salaries, equipment and data processing expenses and professional services representing the largest increases.
    Nonperforming assets, which consist of loans on nonaccrual or past due for 90 days or more, equaled $1.5 million or 0.52% of total loans outstanding as of March 31, 2005 compared with $938 thousand or 0.44% as of March 31, 2004. Net of SBA guaranteed loans, nonperforming loans for the 2005 period equaled $485 thousand or 0.17% of loans outstanding compared to $654 thousand or 0.31% of loans outstanding for the 2004 quarter.
    Southwest Community Bancorp operates Southwest Community Bank, a San Diego County headquartered community bank with eight full-service offices in Carlsbad, Encinitas, San Diego, Escondido, El Cajon, Murrieta, Anaheim and San Bernardino, all in California, and a Loan Production Office in Glendale, California; and Financial Data Solutions, Inc., a state-wide Image Item Processing service company with service centers in Murrieta, El Monte and San Leandro, California.
    Shares of the Company's common stock are traded on the OTC Bulletin Board under the symbol SWCB. For more information, visit our web site at www.swcbank.com.

    Forward-Looking Comments: Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, loan production, balance sheet management, expanded net interest margin, the ability to control costs and expenses, interest rate changes and financial policies of the United States government, and general economic conditions. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained in this release to reflect future events or developments.


             SOUTHWEST COMMUNITY BANCORP AND SUBSIDIARIES
            (dollars in thousands, except per share data)
----------------------------------------------------------------------
Consolidated Statements of Income                 Three Months Ended
                                                        March 31,
                                                     2005       2004
----------------------------------------------   ---------- ----------

Interest income                                     $6,429     $4,039
Interest expense                                       613        279
                                                 ---------- ----------
Net interest income                                  5,816      3,760
Provision for loan losses                              315        300
                                                 ---------- ----------
Net interest income after provision                  5,501      3,460

Non interest income                                  2,744      2,630
Non interest expense                                 5,730      4,266
                                                 ---------- ----------
Income before income taxes                           2,515      1,824
Income taxes                                           990        728
                                                 ---------- ----------
Net Income                                          $1,525     $1,096
                                                 ========== ==========

Basic EPS(a)                                         $0.41      $0.36
Diluted EPS(a)                                       $0.35      $0.30
Average shares outstanding                       3,501,498  2,914,704
Average diluted shares outstanding               4,196,609  3,535,308

Return on average equity (annualized)                 15.3%      22.3%
Return on average assets (annualized)                  1.2%       1.4%
Efficiency ratio                                      66.9%      66.8%



                                     March 31,  March 31, December 31,
Consolidated Balance Sheets              2005       2004       2004
------------------------------------- ---------- ---------- ----------
Assets
Cash and due from banks                $147,851    $90,631   $101,162
Federal funds sold                       66,355     24,160     69,190
Investment securities                    83,058     22,743     62,072

Loans, net of unearned income           287,312    211,642    283,600
 Less allowance for loan losses           4,062      2,866      3,744
                                      ---------- ---------- ----------
 Net loans                              283,250    208,776    279,856
Other assets                             24,634     16,580     20,594
                                      ---------- ---------- ----------
 Total                                 $605,148   $362,890   $532,874
                                      ========== ========== ==========
Liabilities and Shareholders' Equity
Noninterest-bearing                    $413,852   $259,954   $362,617
Interest bearing                        138,380     70,179    120,145
                                      ---------- ---------- ----------
 Total Deposits                         552,232    330,133    482,762
Accrued interest and other
 liabilities                              3,564      2,034      2,976
Junior subordinated debt                  8,248      8,248      8,248
Notes payable                                        2,181
                                      ---------- ---------- ----------
 Total Liabilities                      564,044    342,596    493,986
                                      ---------- ---------- ----------
Shareholders' Equity
Common stock                             31,195     14,756     29,901
Retained earnings                        10,632      5,458      9,107
Other comprehensive income (loss)          (723)        80       (120)
                                      ---------- ---------- ----------
 Total Shareholders' Equity              41,104     20,294     38,888
                                      ---------- ---------- ----------
 Total                                 $605,148   $362,890   $532,874
                                      ========== ========== ==========

Book value per share at end of period
(a)                                      $10.96      $6.62     $10.63
Shares outstanding at end of period   3,570,716  2,918,024  3,484,266


(a)Per share amounts as been adjusted for the 5% stock dividend payable on May 18, 2005.


    CONTACT: Southwest Community Bancorp
             Frank J. Mercardante, 760-918-2620